For More Information:
Ronald A. Miller
Executive VP and CFO
Phone: 585.786.1102
Email: ramiller@fiiwarsaw.com

FOR IMMEDIATE RELEASE

Financial Institutions, Inc. Announces Sale of Loans

WARSAW, N.Y., — Financial Institutions, Inc. (Nasdaq: FISI) (“FII”) announced that its subsidiary banks have sold or are in the process selling, to a number of buyers, approximately $100 million in criticized and classified loans. The resulting loss will be recorded in the second quarter of 2005, which ended

June 30. The loans were part of the portfolios of the National Bank of Geneva, Bath National Bank and Wyoming County Bank. The sale was a part of FII’s efforts to improve its overall credit quality. Keefe, Bruyette & Woods, Inc. was the financial advisor on the sale.

Peter G. Humphrey, Chairman, President and CEO, commented, “We are pleased with the value we expect to receive for the loans, which were concentrated among a relatively small number of our customers, and are comfortable that the buyers are interested in continuing to service the borrowers. Our corporate and subsidiary Boards have approved the sale of an additional $73 million in problem commercial loans.”

He continued saying, “these actions significantly reduce the credit risk in our subsidiary banks’ balance sheets, and we have improved our lending processes substantially. Our strategy is to continue serving our local communities with friendly, secure and comfortable financial services. We believe the strength of our franchise lies in Western and Central New York and is vital to our success.”

The Company has also started to actively market the approximately $73 million in additional problem commercial loans and anticipates receiving bids prior to the end of the third quarter. The estimated charge to the company’s allowance for loan losses for these loans, as well as the $100 million in loans that have been sold or are currently in the process of settling, has not been finalized and will be reflected in the second quarter financial results.

FII will discuss the loan sale and the results of its second quarter on its Second Quarter Financial Results Teleconference and Webcast, which is scheduled for Wednesday, August 10, 2005 at 11:00 a.m. ET. The live webcast can be found at http://www.fiiwarsaw.com. Participants should go to the website 10-15 minutes prior to the scheduled conference in order to download any necessary audio software. The teleconference can be accessed by dialing (303) 262-2131 approximately 5-10 minutes prior to the call.

There will also be an archive of the call on FII’s website following the live call. The archived webcast will be at http://www.fiiwarsaw.com. A transcript will also be posted once available. A replay can also be heard by calling (303) 590-3000, and entering passcode 11034752#. The telephonic replay will be available through Wednesday August 17, 2005 at 11:59 p.m. ET.

ABOUT FINANCIAL INSTITUTIONS, INC.
With total assets of $2.2 billion, Financial Institutions, Inc. is the parent company of Wyoming County Bank, National Bank of Geneva, Bath National Bank and First Tier Bank & Trust. The four banks provide a wide range of consumer and commercial banking services to individuals, municipalities and businesses through a network of 50 offices and 72 ATM’s in Western and Central New York State. FII affiliates also provide diversified financial services to its customers and clients, including brokerage, trust, insurance, employee benefits administration and compensation consulting. More information on FII and its subsidiaries is available through the Company web site at www.fiiwarsaw.com.

Safe Harbor Statement
This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current beliefs or projections. There are a number of important factors that could affect the Company’s forward-looking statements which include the availability of cash to continue to pay a dividend, the impact of regulatory restrictions, the effect of credit administration consolidation and changes in lending practices, results of the sale of problem loans, including the estimates used to establish the fair value of loans held for sale, and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise these statements following the date of this press release.

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